Exhibit 99.1

COLONY CAPITAL ANNOUNCES THIRD QUARTER 2020 FINANCIAL RESULTS

LOS ANGELES, November 6, 2020 - Colony Capital, Inc. (NYSE: CLNY) and subsidiaries (collectively, “Colony Capital,” or the “Company”) today announced financial results for the third quarter ended September 30, 2020. The Company reported (i) total revenues of $317 million, (ii) GAAP net income attributable to common stockholders of $(206) million, or $(0.44) per share and (iii) Core FFO excluding gains/losses of $4.8 million, or $0.01 per share.

“We made terrific progress on our digital transformation this quarter,” said Marc Ganzi, President and Chief Executive Officer. “Bringing high-quality digital assets onto the balance sheet, growing our digital investment management franchise, and harvesting value from our legacy assets are our key priorities. We accomplished all three this quarter, supporting DataBank’s acquisition of zColo, closing the Vantage hyperscale data center acquisition, raising over $1 billion of new third-party capital, and reaching an agreement to sell our hospitality business. When you combine those milestones along with a strong recovery in our underlying businesses, we returned to positive Core FFO ex-gains. Going to 2021, we’re incredibly well-positioned and excited about the prospects for Colony 2.0.”

HIGHLIGHTS

Return to Positive Core FFO
•During the third quarter, the Company continued to rebound from the impacts of COVID-19, generating positive Core FFO ex-gains/losses of approximately $5 million.
•The improvement was driven by a combination of the growing contribution of the Company’s digital operating businesses and recovery in performance at its legacy businesses, most notably the hospitality segment.

Growing Digital Transformation Momentum
•Digital AUM of $23.3 billion now represents over 50% of total AUM, boosted by key digital balance sheet investments and success forming new third-party capital of $1.15 billion subsequent to June 30.
•In September, DataBank, a Colony Capital portfolio company, announced the acquisition of zColo for $1.4 billion, in a transaction that will transform DataBank into a leading U.S. edge data center operator serving blue-chip customers across 29 markets.
As part of the Colony-led transaction, the Company committed $145 million to maintain its 20% ownership stake and is raising over $500 million of third-party co-invest capital.
•In July, a Colony-led consortium closed on a majority interest in Vantage Data Centers’ portfolio of stabilized North American hyperscale data centers (Vantage SDC) and now owns 90% for $1.35 billion.
Representing its second significant digital balance sheet investment, the Company invested $200 million for an approximate 13% ownership stake alongside $1.15 billion of third-party co-invest capital.

Financial Summary
($ in thousands, except per share data and where noted)
Revenues	3Q 2020	3Q 2019
Property operating income	$246,122	$168,858
Interest income	14,816	40,237
Fee income	43,919	111,854
Other income	11,820	38,051
Total revenues	$316,677	$359,000
Net income to common stockholders	$(205,784)	$(554,953)
Core FFO	$(76,697)	$101,601
Core FFO per share	$(0.14)	$0.19
Core FFO excluding gains/losses	$4,782	$106,030
Core FFO excluding gains/losses per share	$0.01	$0.20

Balance Sheet & Other
Liquidity (cash & undrawn RCF) (1)	$795,890	$620,209
Digital AUM (in billions)	$23.3	$13.8
% of Total AUM	50%	30%
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Note: Revenues are consolidated while Core FFO and Liquidity are CLNY OP share
(1)    Liquidity as of November 2, 2020 and November 5, 2019, respectively.

•The Company is expanding digital disclosures as it continues to streamline its non-Digital businesses and provide more transparent reporting. The prior Digital segment expands into three segments, Digital Investment Management, Digital Operating and Digital Other. Concurrent with this change, the Company’s legacy business units will be condensed into two segments: Wellness Infrastructure and Other (which will continue to include subsegment disclosures).

Success Harvesting Legacy Value
•Hospitality Sale - In September, the Company reached an agreement to sell six of its hospitality portfolios to Highgate, in a transaction valued at $2.8 billion, including $67.5 million of gross proceeds on a consolidated basis and the assumption of $2.7 billion in consolidated investment-level debt. The six portfolios consist of over 22,000 rooms across 197 hotel properties. The hospitality sale represents a key milestone in Colony Capital’s digital transformation and generates significant strategic and financial benefits to the Company as it exits the hospitality business. As a result of the pending sale, the Company’s hospitality segment has been reclassified into discontinued operations.
•Other Monetizations – Since the end of the second quarter, the Company successfully divested an additional $90 million of Other assets, bringing year-to-date Other monetizations to $430 million. Based on the Company’s most recent monetization efforts, it expects $600-700 million of full-year 2020 monetizations, which is at the high end of its original 2020 projections issued prior to COVID-19.

Finalized Key Corporate Initiatives
•In July, the Company closed a significant strategic investment from Wafra to invest over $400 million in the Digital Colony platform. In addition to providing permanent capital for the Company to invest in high-quality digital infrastructure assets, Wafra also committed to support Digital Colony’s current and future investment products.
•In July, the Company successfully issued $300 million of exchangeable notes using all net proceeds to repurchase a majority of its 3.875% convertible notes due in January 2021 at 99.75% of par. In September, the Company repurchased another $81.3 million of the 2021 notes, at par, through a tender leaving $31.5 million outstanding and effectively addressing all near-term corporate debt maturities.

FINANCIAL STATUS & OUTLOOK
As of November 2, 2020, the Company had $796 million of liquidity, including $296 million of corporate cash-on-hand and the full $500 million of availability on the Company’s corporate revolver. The Company currently remains in full compliance with all of its corporate revolver covenants and terms.
The Company expects the effects of COVID-19, the length and severity of which remains uncertain, to continue to be significant in future periods. The Company’s business and operations will also be affected by the health of the capital markets and future government actions, among other factors. Consequently, the Company will continue to refrain from providing forward looking guidance with respect to Core FFO or other operating metrics.
The Company does intend, subject to the uncertainties created by COVID-19 as referenced above, to re-initiate annual forward guidance in connection with its fourth quarter 2020 earnings announcement in the first quarter of 2021.

Digital Investment Management (IM)
During the third quarter 2020, the Digital IM segment generated revenues of $20.1 million, net income attributable to common stockholders of $1.7 million, Fee Related Earnings (FRE) of $8.9 million and Core FFO of $5.6 million.
Comparability of year-over-year (YoY) revenue and earnings are impacted by the partial period of ownership of Digital Bridge Holdings, which was acquired on July 26, 2019, and the strategic investment by Wafra for 31.5% of the Digital IM business on July 17, 2020.
•Revenues: Digital IM revenues were up 39% YoY, principally due to partial period results from the prior year.
•FRE Margins: FRE margin of 44% in 3Q was lower than the prior year period as the Company continues to invest in additional resources to support future investment product offerings, notably its flagship Digital Equity franchise and its new Digital Credit initiative.
•FEEUM: FEEUM grew 20% to $8.6 billion YoY, principally due to significant co-invest capital raised alongside Zayo, which is a Digital Colony Partners I (DCP I) portfolio company, Vantage North America and Europe, and the Company's investment in Vantage Stabilized Data Centers (Vantage SDC). The average management fee percentage decreased because co-invest capital bears lower average fees than commingled flagship investment products. In July, the Company raised approximately $1.15 billion of new capital commitments to close on Vantage SDC.
Subsequent to quarter end, the Company expects to increase AUM by an additional $500 million including pending transactions. Pro forma for these pending transactions, FEEUM is expected to be $9.1 billion representing YTD growth of 33%.

Digital IM Summary
($ in millions, except where noted)
	3Q 2020(1)	3Q 2019(2)
Revenue	$20.1	$14.5
FRE / EBITDA	8.9	10.1
Core FFO	5.6	7.1
AUM (in billions)	22.2	13.8
FEEUM (in billions)	8.6	7.1
W.A. Management Fee %	0.9%	1.0%
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Note: All figures are consolidated except Core FFO
(1) Wafra's strategic investment for 31.5% of Digital IM closed on July 17, 2020.
(2) The Company acquired Digital Bridge Holdings on July 25, 2019.

Digital Operating
The Digital Operating segment details the financial performance of the digital infrastructure operating companies in which the Company maintains balance sheet investments. The Company currently owns a 20% stake in DataBank and a 13% in Vantage SDC; however, the financial results of these interests are presented on a consolidated basis (e.g. Revenues and Adjusted EBITDA) while Core FFO represents CLNY OP's share. Further detail on CLNY OP's share of the financial results are presented in the quarterly financial supplement.
In July 2020, the Company invested approximately $200 million as part of a $1.35 billion Colony-led acquisition of 90% of Vantage’s portfolio of North American stabilized hyperscale data centers. The Company owns approximately 13% of the stabilized portfolio.
In September 2020, Databank announced the proposed acquisition of zColo for total consideration of $1.4 billion, which is anticipated to close in December 2020. The Company committed $145 million to maintain its 20% ownership stake and is raising over $500 million of third-party co-invest capital.
During the third quarter 2020, the Digital Operating segment generated revenues of $98.6 million, net income attributable to common stockholders of $(4.8) million, Adjusted EBITDA of $45.6 million and Core FFO of $4.4 million noting that Vantage SDC was acquired on July 22, 2020. The Company did not have an interest in DataBank or Vantage SDC in the prior year period and acquired its first operating company interest in December 2019 with the acquisition of a 20% stake in DataBank.

•Solid Operating Company Growth: On a consolidated basis, and as if DataBank and Vantage were owned in the prior period, the growth in data centers and maximum sellable RSF YOY was entirely attributable to DataBank as it executed on its growth plans.
•Leased critical I.T. square feet (SF) increased by 127 thousand with both DataBank and Vantage SDC contributing equally with Vantage stabilizing its utlilization rate over the last twelve months and DataBank continuing to lease up and grow its footprint. Coupled with decreasing churn as a % of MRR YoY, annualized MRR increased by $78 million, or 26%.

Digital Operating Summary
($ in millions, except where noted)
	3Q 2020	3Q 2019(1)
Revenue	$98.6	$—
Adjusted EBITDA	45.6	—
Core FFO	4.4	—

Metrics
Number of Data Centers	32	29
Max Critical I.T. SF	1,137,866	1,047,304
Leased SF	945,640	818,341
% Utilization Rate	83.1%	78.1%
MRR (Annualized)	$374.0	$296.2
Bookings (Annualized)	$9.4	$13.0
Quarterly Churn (% of Prior Quarter MRR)(3)	1.0%	1.2%
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Note: All figures are consolidated except for Core FFO
(1) The Company did not own an interest in DataBank or Vantage SDC in the third quarter 2019.

Digital Other
This segment is composed of equity interests in digital investment vehicles managed by the Company, the largest of which is the Company’s investment and commitment to DCP I, its flagship digital infrastructure private equity vehicle. This segment also includes the Company’s investment and commitment to the digital liquid strategies and seed investments for future digital investment vehicles.
During the third quarter 2020, the Digital Other segment generated net income attributable to common stockholders of $5.6 million and Core FFO of $6.3 million, which was composed of an increase in the fair value of the Company's interest in DCP I and an increase in mark-to-market gains in digital liquid investments. For the third quarter 2019, the Digital Other segment included only the Company’s investment in DCP I.

Digital Other Summary
($ in millions, except where noted)
	3Q 2020	3Q 2019
Equity Method Earnings	$4.4	$(0.3)
Other Gain/Loss	2.9	—
Core FFO	6.3	(0.2)
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Note: All figures are consolidated except for Core FFO

Wellness Infrastructure
During the third quarter, the Wellness Infrastructure segment generated revenues of $124.2 million, net income attributable to common stockholders of $(11.3) million and Core FFO of $11.5 million, or $14.9 million excluding the effect of a one-time non-cash income tax expense related to the UK portfolio.
Despite the ongoing impacts of the COVID-19 pandemic, the Company’s properties continued to perform well, with same-store NOI only down 1.7%.

Portfolio Performance & Outlook
•The decrease in revenues YoY was primarily due to portfolio sales and transfers.

•Strong contractual rent collections continued across the NNN and medical office building (MOB) portfolios, which represents 81% of segment NOI, with approximately 95% received in the third quarter.

•Same-store NOI decreased $1.0 million, or 1.7%, YoY to $61.4 million primarily due to the effects of COVID-19 including lower occupancy levels and higher operating expenses.

•Core FFO excluding gains/losses increased slightly YOY to $14.9 million due to lower interest expense from lower LIBOR offset by by a decrease in NOI from sales/transfers and the impact of COVID-19.

Wellness Infrastructure Summary
($ in millions)	3Q 2020	3Q 2019
Revenue	$124.2	$136.1
NOI	61.7	71.3
Interest Expense	32.3	46.0
Core FFO(1)	14.9	14.8

Same Store NOI	61.4	62.5
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Note: All figures are consolidated except for Core FFO
(1) 3Q 2020 excludes the effect of a one-time non-cash income tax expense resulting from the remeasurement of deferred tax liabilities due to an increase in tax rate in the UK.

Capital Structure & Activity
•The wellness infrastructure portfolio has total consolidated debt of $2.8 billion ($2.0 billion CLNY OP share) with a weighted average interest rate of 4.1%.
•Conveyed the equity of 36 SHOP assets, which had a carrying value of $156 million as of June 30, 2020 and $157 million of consolidated debt ($125 million CLNY OP Share), to an affiliate of the lender.

Other
This segment is composed of other equity and debt investments (OED) and non-digital investment management business (Other IM). OED encompasses a diversified group of non-digital real estate and real estate-related equity and debt investments, including shares in Colony Credit Real Estate, Inc (NYSE: CLNC), other real estate equity and debt investments and other real estate related securities, among other holdings. Over time, the Company expects to monetize the bulk of its OED portfolio as it completes its digital transformation.
Other IM, which is separate from Digital IM, encompasses the Company’s management of private real estate credit funds and related co-investment vehicles, CLNC, and NorthStar Healthcare, a public non-traded healthcare REIT. Many of the investments underlying these vehicles are co-owned by the Company’s balance sheet and categorized under OED. The Company earns management fees, generally based on the amount of assets or capital managed, and contractual incentive fees or potential carried interest based on the performance of the investment vehicles managed subject to achievement of minimum return hurdles.
During the third quarter, the Other segment generated revenues of $69.3 million, net income attributable to common stockholders of $(32.5) million and Core FFO ex-gains/losses of $34.3 million. Core FFO ex-gains/losses decreased YoY primarily due to the divestment of investment management businesses of NorthStar Realty Europe (NRE) and the Light Industrial portfolio. In particular, third quarter 2019 results included a $65 million incentive and termination fee payment from NRE.

Legacy Other Summary
($ in millions)	3Q 2020	3Q 2019
Revenue	$69.3	$205.7
Equity method earnings	(67.5)	45.7
Core FFO	(43.1)	99.0
Core FFO excluding gains/losses	34.3	103.4
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Note: All figures are consolidated except for Core FFO

Other Equity and Debt ("OED")
•Continued monetizations: $90 million of monetizations since June 30, 2020 across nine investments bringing YTD Other monetizations to $430 million (including the RXR divestiture in the first quarter). The largest monetization was a $30 million discounted payoff subsequent to quarter-end on a mortgage secured by two enclosed malls, two strip centers, and various pad sites located in GA, FL and TN. Based on the Company’s most recent monetization efforts, it expects $600-700 million for the full year 2020, which is at the high end of its original 2020 projections issued prior to COVID-19.
•THL Hotel Portfolio: This portfolio is included in the overall sale of hospitality portfolios to Highgate and is classified in discontinued operations for the third quarter, but the related book value is included in the table below.
•Impairments and Other Gains/Losses: Excluding the THL hotel portfolio, the Company recorded impairments of $26 million consolidated, or $7 million CLNY OP share, which are added back in FFO and Core FFO. The Company also recorded other losses and equity method losses totaling $77 million, which was added back to Core FFO to calculate Core FFO excluding gains/losses. These impairments and losses resulted primarily from revaluations of European investments impacted by a second wave of COVID-19 related lockdowns.

					CLNY OP Share
					Depreciated Carrying Value
($ in millions)					9/30/2020
Investment	Investment Type	Property Type	Geography	CLNY Ownership %(1)	Assets	Equity	% of Total Equity
Colony Credit Real Estate, Inc. ("CLNC")	Public Company Common Shares	Various	Various	36%	$365.9	$365.9	24%
Tolka Irish NPL Portfolio	Non-Performing First Mortgage Loans	Primarily Office	Ireland	100%	375.1	150.6	10%
Cortland Multifamily Preferred Equity	Preferred Equity	Multifamily	Primarily SouthEast US	100%	116.6	116.6	8%
Bulk Industrial Portfolio	Real Estate Equity	Industrial	Nationwide	51%	189.0	69.1	5%
Ronan CRE Portfolio Loan	Mezzanine Loan	Office, Residential, Mixed-Use	Ireland / France	50%	65.2	65.2	4%
Origination DrillCo Joint Venture	Oil & Gas Well Development Financing	Oil & Gas	East Texas	100%	62.0	62.0	4%
Spencer Dock Loan	Mezzanine Loan with Profit Participation	Office, Hospitality & Residential	Ireland	20%	52.2	52.2	3%
McKillin Portfolio Loan	Debt Financing	Office and Personal Guarantee	Primarily US and UK	96%	47.3	47.3	3%
Dublin Docklands	Senior Loan with Profit Participation	Office & Residential	Ireland	15%	46.1	46.1	3%
AccorInvest	Real Estate Equity	Hospitality	Primarily Europe	1%	45.8	45.8	3%
France & Spain CRE Portfolio	Real Estate Equity	Primarily Office & Hospitality	France & Spain	33%	116.3	43.8	3%
CRC DrillCo Joint Venture	Oil & Gas Well Development Financing	Oil & Gas	California	25%	36.3	36.3	2%
Maranatha French Hotel Portfolio	Real Estate Equity	Hospitality	France	44%	39.4	32.3	2%
Hendon Retail Portfolio(2)	A-Note Loan	Retail	US	100%	30.0	30.0	2%
Remaining OED (>45 Investments)	Various	Various	Various	Various	1,044.0	370.5	24%
Total Other Equity and Debt					$2,631.2	$1,533.7	100%
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(1)    Ownership % represents CLNY OP’s share of the entire investment accounting for all non-controlling interests including interests managed by the Company and other third parties.
(2)    Subsequent to quarter-end, the Company was paid $30 million through a discounted payoff of on a mortgage secured by two enclosed malls, two strip centers and various pad sites located in GA, FL and TN.

Other Investment Management
The Company’s non-digital investment management business had FEEUM of $8.8 billion as of September 30, 2020, a decline of 23% from the prior year due principally to the sale of the light industrial platform and a decrease in annual CLNC base management fees primarily resulting from CLNC's third quarter 2019 portfolio bifurcation.

Other IM Summary
($ in billions)
	3Q 2020	3Q 2019
AUM (in billions)	14.7	17.6
FEEUM (in billions)	8.8	11.4
W.A. Management Fee %	1.1%	1.1%

Discontinued Operations
In September, the Company entered into a definitive agreement to sell five of the six hotel portfolios in its former Hospitality segment and its 55% interest in the THL Hotel Portfolio totaling 197 hotel properties. The sixth hotel portfolio is under receivership and the other 45% interest in the THL Hotel Portfolio continues to be held by investment vehicles managed by the Company. The transaction is valued at approximately $2.8 billion and acquirer's assumption of $2.7 billion of consolidated investment-level debt. Consummation of the sale is subject to customary closing conditions, including but not limited to, acquirer’s assumption of the outstanding mortgage notes encumbering the hotel properties and third-party approvals. There can be no assurance that the sale will close in the timeframe contemplated or on the terms anticipated, if at all.
The Company’s exit from the hospitality business represents a key milestone in its digital transformation. The sale of these hotel portfolios is a strategic shift that will have a significant effect on the Company’s operations and financial results, and has met the criteria as held for sale and discontinued operations. For all current and prior periods presented, the related assets and liabilities are presented as assets and liabilities held for sale on the consolidated balance sheets and the related operating results are presented as loss from discontinued operations on the consolidated statement of operations. In the third quarter, additional write-downs were recorded to align the hotel values to the agreed upon selling price.
Below are selected operating statistics for the former Hospitality segment during the third quarter 2020.

	2020
($ in millions)	July	August	September
Occupancy	45%	52%	49%
RevPAR (in dollars)	$46	$53	$50
NOI before FF&E	$4.8	$5.7	$3.2

In December 2019, the Company completed the sale of the light industrial portfolio and its related management platform, which represented the vast majority of the former industrial segment. The Company continues to own the bulk industrial assets which remain held for sale and are presented as discontinued operations on the consolidated statements of operations.

Other Corporate Matters
Exchangeable/Convertible Senior Notes
In July 2020, the Company issued $300 million aggregate principal amount of 5.75% exchangeable senior notes due 2025. The Company used the net proceeds to repurchase $289 million of the Company’s 3.875% convertible senior notes due 2021 (3.875% Convertible Notes). This exchange enables the Company to eliminate near-term debt maturities while preserving an additional $300 million in liquidity to be used towards additional high-growth digital investments. Subsequently, in September 2020, the Company completed a cash tender offer for the 3.875% Convertible Notes totaling $81.3 million leaving a remaining balance of $31.5 million.
Common Stock and Operating Company Units
As of November 2, 2020, the Company had 482.4 million shares of Class A and B common stock outstanding and the Company’s operating partnership had 53.1 million operating company units outstanding and held by members other than the Company.
Preferred Dividends
On August 5, 2020, the Company’s Board declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock in accordance with the terms of such series, as follows: with respect to each of the Series G preferred stock: $0.46875 per share; Series H preferred stock: $0.4453125 per share; Series I preferred stock: $0.446875 per share; and Series J preferred stock: $0.4453125 per share, such dividends were paid on October 15, 2020 to the respective stockholders of record on October 9, 2020.
On November 5, 2020, the Company’s Board declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock in accordance with the terms of such series, as follows: with respect to each of the Series G preferred stock: $0.46875 per share; Series H preferred stock: $0.4453125 per share; Series I preferred stock: $0.446875 per share; and Series J preferred stock: $0.4453125 per share, such dividends will be paid on January 15, 2021 to the respective stockholders of record on January 11, 2021.

Third Quarter 2020 Conference Call
The Company will conduct an earnings presentation and conference call to discuss the financial results on Friday, November 6, 2020 at 7:00 a.m. PT / 10:00 a.m. ET. The earnings presentation will be broadcast live over the Internet and can be accessed on the Public Shareholders section of the Company’s website at www.clny.com.
A webcast of the presentation and conference call will be available for 90 days on the Company’s website. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8471.
For those unable to participate during the live call, a replay will be available starting November 6, 2020, at 10:00 a.m. PT / 1:00 p.m. ET, through November 13, 2020, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (844) 512-2921 (U.S.), and use passcode 13711868. International callers should dial (412) 317-6671 and enter the same conference ID number.
Earnings Presentation and Supplemental Financial Report
A Third Quarter 2020 Earnings Presentation and Supplemental Financial Report is available in the Presentations and Financial Information sections, respectively, of the Shareholders tab on the Company’s website at www.clny.com. This information has also been furnished to the U.S. Securities and Exchange Commission in a Current Report on Form 8-K.
About Colony Capital, Inc.
Colony Capital, Inc. (NYSE: CLNY) is a leading global investment firm with a heritage of identifying and capitalizing on key secular trends in real estate. The Company manages an approximately $47 billion portfolio of real assets on behalf of its shareholders and limited partners, including over $23 billion in digital real estate investments through Digital Colony, its digital infrastructure platform. Colony Capital, structured as a REIT, is headquartered in Los Angeles with key offices in Boca Raton, New York, and London, and has over 350 employees across 20 locations in 11 countries. For more information on Colony Capital, visit www.clny.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.
Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, the Company’s ability to preserve the financial flexibility and liquidity necessary to maintain the long-term resilience of the Company and whether any of the Company’s customers, communities and shareholders will realize any related benefits, the impact of COVID-19 on the global economy, including the Company’s businesses, whether the Company, including its Core FFO ex-gains/losses and hospitality segment performance, will continue to rebound from the effects of COVID-19, whether the Company’s wellness infrastructure segment, including contractual rent collections, will continue to perform well despite ongoing impacts of COVID-19, whether the Company will be able to reinitiate providing annual forward guidance in connection with the fourth quarter 2020 earnings announcement or at all, the Company’s ability to continue driving strong growth in its digital business and accelerating its digital transformation, whether the Company will realize the anticipated benefits of Wafra’s strategic investment in the Company’s digital investment management business, including whether the Wafra investment will become subject to redemption and the amount of commitments Wafra will make to the Company’s digital investment products, the Company’s ability to raise third party capital in its managed funds or co-investment structures and the pace of such fundraising (including as a result of the impact of COVID-19), the performance of DataBank, including whether the pending zColo transaction will be consummated and if so, whether it will transform DataBank into a leading U.S. edge data center operator, the actual amount of third party capital to be raised by the Company in the zColo transaction, the success and performance of the Company’s future investment product offerings, including the Digital Equity franchise and Digital Credit initiative, whether the Company will realize the anticipated benefits of its investment in Vantage Data Centers, including the performance and stability of its portfolio, whether the Company will preserve and harvest value at its legacy assets, the pace of growth in the Company’s digital investment management franchise, the Company’s ability to bring high quality digital assets onto the balance sheet, the resilience and growth in demand for digital infrastructure, the Company’s ability to simplify its business and further monetize legacy businesses, including the timing and amount of proceeds to be received by the Company if any (including whether anticipated 2020 levels of OED monetizations will be achieved), the Company’s ability to consummate the pending hospitality exit transaction and the amount of net proceeds to be received by the Company from the transaction, whether the Company’s operations of its non-digital business units will result in maximizing cash flows and value over time, including the impact of COVID-19 on such operations and cash flows, the timing of and proceeds from OED monetizations and its impact on the Company’s near-term liquidity, the impact of impairments, the Company’s ability to successfully negotiate accommodations with lenders or refinance its mortgage debt on wellness infrastructure assets and hospitality properties on attractive terms, or at all, and any resulting impact on the Company’s financial condition and liquidity, whether the Company will maintain or produce higher Core FFO per share (including or excluding gains and losses from sales of certain investments) in the coming quarters, or ever, the Company’s FEEUM and its ability to continue growth at the current pace or at all, whether the Company will continue to pay dividends on its preferred stock, the impact of changes to the Company’s management or board of directors, employee and organizational structure, the Company’s financial flexibility and liquidity, including borrowing capacity under its revolving credit facility (including as a result of the impact of COVID-19), the use of sales proceeds and available liquidity, the performance of the Company’s investment in CLNC (including as a result of the impact of COVID-19), including the CLNC share price as compared to book value and how the Company evaluates the Company’s investment in CLNC, the impact of management changes at CLNC, the Company’s ability to minimize balance sheet commitments to its managed investment vehicles, customer demand for data centers, the Company's portfolio composition, the Company's expected taxable income and net cash flows, excluding the contribution of gains, the Company’s ability to pay or grow the dividend at all in the future, the impact of any changes to the Company’s management agreements with NorthStar Healthcare Income, Inc., CLNC and other managed investment vehicles, whether Colony Capital will be able to maintain its qualification as a REIT for U.S. federal income tax purposes, the timing of and ability to deploy available capital, including whether any redeployment of capital will generate higher total returns, Colony Capital’s ability to maintain inclusion and relative performance on the RMZ, Colony Capital’s leverage, including the Company’s ability to reduce debt and the timing and amount of borrowings under its credit facility, increased interest rates and operating costs, adverse economic or real estate developments in Colony Capital’s markets, Colony Capital’s failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, increased costs of capital expenditures, defaults on or non-renewal of leases by tenants, the impact of economic conditions (including the impact of COVID-19 on such conditions) on the borrowers of Colony Capital’s commercial real estate debt investments and the commercial mortgage loans underlying its commercial mortgage backed securities, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, and other risks and uncertainties, including those detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, each under the heading “Risk Factors,” as such factors may be updated from time to time in our subsequent periodic filings with the U.S. Securities and Exchange Commission (“SEC”). All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Additional information about these and other factors can be found in Colony Capital’s reports filed from time to time with the SEC.
Colony Capital cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Colony Capital is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Colony Capital does not intend to do so.

Source: Colony Capital, Inc.
Investor Contacts:
Severin White
Managing Director, Head of Public Investor Relations
212-547-2777
swhite@clny.com

Non-GAAP Financial Measures and Definitions
Assets Under Management (AUM)
Assets owned by the Company’s balance sheet and assets for which the Company and its affiliates provide investment management services, including assets for which the Company may or may not charge management fees and/or performance allocations. Balance sheet AUM is based on the undepreciated carrying value of digital investments and the impaired carrying value of non-digital investments as of the report date. Investment management AUM is based on the cost basis of managed investments as reported by each underlying vehicle as of the report date. AUM further includes uncalled capital commitments, but excludes CLNY OP’s share of non wholly-owned real estate investment management platform’s AUM. The Company's calculations of AUM may differ from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.
CLNY Operating Partnership (CLNY OP)
The operating partnership through which the Company conducts all of its activities and holds substantially all of its assets and liabilities. The Company is the sole managing member of, and directly owns 90.1% of the common units in, CLNY OP.  The remaining 9.9% of common units in CLNY OP are held by third parties (primarily current and former employees of the Company).  Each common unit is redeemable at the election of the holder for cash equal to the then fair value of one share of the Company’s Class A common stock or, at the Company’s option, one share of the Company’s Class A common stock. CLNY OP share excludes noncontrolling interests in investment entities.
Earnings Before Interest, Tax, Depreciation, Amortization and Rent (EBITDAR)
Represents earnings before interest, taxes, depreciation, amortization and rent for facilities accruing to the tenant/operator of the property (not the Company) for the period presented. The Company uses EBITDAR in determining TTM Lease Coverage for triple-net lease properties in its Wellness Infrastructure segment. EBITDAR has limitations as an analytical tool. EBITDAR does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDAR does not represent a property's net income or cash flow from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDAR as a supplemental measure of the ability of the Company's operators/tenants to generate sufficient liquidity to meet related obligations to the Company.
Fee-Earning Equity Under Management (FEEUM)
Equity for which the Company and its affiliates provides investment management services and derives management fees and/or performance allocations. FEEUM generally represents a) the basis used to derive fees, which may be based on invested equity, stockholders’ equity, or fair value pursuant to the terms of each underlying investment management agreement and b) the Company’s pro-rata share of fee bearing equity of each affiliate as presented and calculated by the affiliate. Affiliates include Alpine Energy LLC and American Healthcare Investors. The Company's calculations of FEEUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.
Fee Related Earnings (FRE)
The Company calculates FRE for its investment management business within the digital segment as base management fees, other service fee income, and other income inclusive of cost reimbursements, less compensation expense (excluding equity-based compensation), administrative expenses, and other operating expenses related to the investment management business. The Company uses FRE as a supplemental performance measure as it may provide additional insight into the profitability of the overall digital investment management business and is presented prior to the deduction for Wafra's 31.5% interest.
Funds From Operations (FFO) and Core Funds From Operations (Core FFO)
The Company calculates funds from operations (FFO) in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding (i) extraordinary items, as defined by GAAP; (ii) gains and losses from sales of depreciable real estate; (iii) impairment write-downs associated with depreciable real estate; (iv) gains and losses from a change in control in connection with interests in depreciable real estate or in-substance real estate, plus (v) real estate-related depreciation and amortization; and (vi) including similar adjustments for equity method investments. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, equity method investments, as well as equity and debt securities, as applicable.
The Company computes core funds from operations (Core FFO) by adjusting FFO for the following items, including the Company’s share of these items recognized by its unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate within the Other segment, net of depreciation, amortization and impairment previously adjusted for FFO; (ii) gains and losses from sales of investment management businesses and impairment write-downs associated investment management; (iii) equity-based compensation expense; (iv) effects of straight-line rent revenue and expense; (v) amortization of acquired above- and below-market lease values; (vi) amortization of deferred financing costs and debt premiums and discounts; (vii) unrealized fair value gains or losses on interest rate and foreign currency hedges, and foreign currency remeasurements; (viii) acquisition and merger related transaction costs; (ix) restructuring and merger integration costs; (x) amortization and impairment of finite-lived intangibles related to investment management contracts and customer relationships; (xi) gain on remeasurement of consolidated investment entities and the effect of amortization thereof; (xii) non-real estate fixed asset depreciation, amortization and impairment; (xiii) change in fair value of contingent consideration; and (xiv) tax effect on certain of the foregoing adjustments. Beginning with the first quarter of 2018, the Company’s Core FFO from its interest in Colony Credit Real Estate (NYSE: CLNC) represented its percentage interest multiplied by CLNC’s Core Earnings. Refer to CLNC’s filings with the SEC for the definition and calculation of Core Earnings.
FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. FFO and Core FFO should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP. The Company’s calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.
The Company uses FFO and Core FFO as supplemental performance measures because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as widely recognized measures of the performance of REITs, FFO and Core FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO and Core FFO exclude depreciation and amortization and capture neither the changes in the value of the Company’s properties that resulted from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO and Core FFO as measures of the Company’s performance is limited. FFO and Core FFO should be considered only as supplements to GAAP net income as a measure of the Company’s performance. Additionally, Core FFO excludes the impact of certain fair value fluctuations, which, if they were to be realized, could have a material impact on the Company’s operating performance. The Company also presents Core FFO excluding gains and losses from sales of certain investments as well as its share of similar adjustments for CLNC. The Company believes that such a measure is useful to investors as it excludes periodic gains and losses from sales of investments that are not representative of its ongoing operations.
This release also includes certain forward-looking non-GAAP information including Core FFO. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these estimates, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable efforts.
Net Operating Income (NOI)
NOI for our real estate segments represents total property and related income less property operating expenses, adjusted for the effects of (i) straight-line rental income adjustments; (ii) amortization of acquired above- and below-market lease adjustments to rental income; and (iii) other items such as adjustments for the Company’s share of NOI of unconsolidated ventures.
The Company believes that NOI is a useful measure of operating performance of its respective real estate portfolios as it is more closely linked to the direct results of operations at the property level. NOI also reflects actual rents received during the period after adjusting for the effects of straight-line rents and amortization of above- and below- market leases; therefore, a comparison of NOI across periods better reflects the trend in occupancy rates and rental rates of the Company’s properties.
NOI excludes historical cost depreciation and amortization, which are based on different useful life estimates depending on the age of the properties, as well as adjust for the effects of real estate impairment and gains or losses on sales of depreciated properties, which eliminate differences arising from investment and disposition decisions. This allows for comparability of operating performance of the Company’s properties period over period and also against the results of other equity REITs in the same sectors. Additionally, by excluding corporate level expenses or benefits such as interest expense, any gain or loss on early extinguishment of debt and income taxes, which are incurred by the parent entity and are not directly linked to the operating performance of the Company’s properties, NOI provides a measure of operating performance independent of the Company’s capital structure and indebtedness. However, the exclusion of these items as well as others, such as capital expenditures and leasing costs, which are necessary to maintain the operating performance of the Company’s properties, and transaction costs and administrative costs, may limit the usefulness of NOI. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.
NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, the Company’s methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with other companies.
TTM Lease Coverage
Represents the ratio of EBITDAR to recognized cash rent for owned facilities on a trailing twelve month basis. TTM Lease Coverage is a supplemental measure of a tenant’s/operator’s ability to meet their cash rent obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDAR.
The information related to the Company’s tenants/operators that is provided in this press release has been provided by, or derived from information provided by, such tenants/operators. The Company has not independently verified this information and has no reason to believe that such information is inaccurate in any material respect. The Company is providing this data for informational purposes only.

Definitions applicable to DataBank and Vantage SDC
Contracted Revenue Growth (Bookings)
The Company defines Bookings as either (1) a new data center customer contract for new or additional services over and above any services already being provided as well as (2) an increase in contracted rates on the same services when a contract renews. In both instances a booking is considered to be generated when a new contract is signed with the recognition of new revenue to occur when the new contract begins billing.
Churn
The Company calculates Churn as the percentage of MRR lost during the period divided by the prior period’s MRR. Churn is intended to represent data center customer contracts which are terminated during the period, not renewed or are renewed at a lower rate.
Earnings before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDA
The Company calculates EBITDAre in accordance with the standards established by the National Association of Real Estate Investment Trusts, which defines EBITDAre as net income or loss calculated in accordance with GAAP, excluding interest, taxes, depreciation and amortization, gains or losses from the sale of depreciated property, and impairment of depreciated property. The Company calculates Adjusted EBITDA by adjusting EBITDAre for the effects of straight-line rental income/expense adjustments and amortization of acquired above- and below-market lease adjustments to rental income, equity-based compensation expense, restructuring and integration costs, transaction costs from unsuccessful deals and business combinations, litigation expense, the impact of other impairment charges, gains or losses from sales of undepreciated land, and gains or losses on early extinguishment of debt and hedging instruments. Revenues and corresponding costs related to the delivery of services that are not ongoing, such as installation services, are also excluded from Adjusted EBITDA. The Company uses EBITDAre and Adjusted EBITDA as supplemental measures of our performance because they eliminate depreciation, amortization, and the impact of the capital structure from its operating results. However, because EBITDAre and Adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements, their utilization as a cash flow measurement is limited.
Monthly Recurring Revenue (MRR)
The Company defines MRR as revenue from ongoing services that is generally fixed in price and contracted for longer than 30 days.

(FINANCIAL TABLES FOLLOW)

COLONY CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30, 2020 (Unaudited)	December 31, 2019
Assets
Cash and cash equivalents	$658,446	$1,205,190
Restricted cash	167,109	91,063
Real estate, net	7,860,474	6,218,196
Loans receivable	1,325,144	1,566,328
Equity and debt investments	1,911,988	2,313,805
Goodwill	851,757	1,452,891
Deferred leasing costs and intangible assets, net	1,275,039	632,157
Assets held for disposition	4,379,558	5,743,085
Other assets	534,734	557,989
Due from affiliates	78,801	51,480
Total assets	$19,043,050	$19,832,184
Liabilities
Debt, net	$7,085,994	$5,517,918
Accrued and other liabilities	789,866	887,519
Intangible liabilities, net	109,616	111,484
Liabilities related to assets held for disposition	3,908,474	3,862,521
Due to affiliates	1,279	34,064
Dividends and distributions payable	18,516	83,301
Preferred stock redemptions payable	—	402,855
Total liabilities	11,913,745	10,899,662
Commitments and contingencies
Redeemable noncontrolling interests	287,231	6,107
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $1,033,750 liquidation preference; 250,000 shares authorized; 41,350 shares issued and outstanding	999,490	999,490
Common stock, $0.01 par value per share
Class A, 949,000 shares authorized; 481,662 and 487,044 shares issued and outstanding, respectively	4,817	4,871
Class B, 1,000 shares authorized; 734 shares issued and outstanding	7	7
Additional paid-in capital	7,559,551	7,553,599
Accumulated deficit	(6,054,881)	(3,389,592)
Accumulated other comprehensive income	76,610	47,668
Total stockholders’ equity	2,585,594	5,216,043
Noncontrolling interests in investment entities	4,085,739	3,254,188
Noncontrolling interests in Operating Company	170,741	456,184
Total equity	6,842,074	8,926,415
Total liabilities, redeemable noncontrolling interests and equity	$19,043,050	$19,832,184

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended September 30,
	2020	2019
Revenues
Property operating income	$246,122	$168,858
Interest income	14,816	40,237
Fee income	43,919	111,854
Other income	11,820	38,051
Total revenues	316,677	359,000
Expenses
Property operating expense	108,393	80,877
Interest expense	71,849	74,592
Investment and servicing expense	30,532	8,605
Transaction costs	3,310	100
Depreciation and amortization	125,733	116,932
Provision for loan loss	—	17,233
Impairment loss	36,169	533,031
Compensation expense
Cash and equity-based compensation	53,780	85,800
Carried interest and incentive fee compensation	912	10,846
Administrative expenses	23,500	21,968
Total expenses	454,178	949,984
Other income (loss)
Gain on sale of real estate assets	13,258	8,221
Other gain (loss), net	(12,979)	(44,940)
Equity method earnings	(62,998)	46,777
Equity method earnings (losses) - carried interest	6,082	(474)
Loss before income taxes	(194,138)	(581,400)
Income tax benefit (expense)	9,922	(10,096)
Loss from continuing operations	(184,216)	(591,496)
Income from discontinued operations	(177,014)	25,654
Net loss	(361,230)	(565,842)
Net income (loss) attributable to noncontrolling interests:
Redeemable noncontrolling interests	(2,158)	364
Investment entities	(149,154)	15,170
Operating Company	(22,651)	(53,560)
Net loss attributable to Colony Capital, Inc.	(187,267)	(527,816)
Preferred stock dividends	18,517	27,137
Net loss attributable to common stockholders	$(205,784)	$(554,953)
Basic loss per share
Loss from continuing operations per basic common share	$(0.22)	$(1.16)
Net loss per basic common share	$(0.44)	$(1.16)
Diluted loss per share
Loss from continuing operations per diluted common share	$(0.22)	$(1.16)
Net loss per diluted common share	$(0.44)	$(1.16)
Weighted average number of shares
Basic	471,739	479,776
Diluted	471,739	479,776

COLONY CAPITAL, INC.
FUNDS FROM OPERATIONS AND CORE FUNDS FROM OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended
	September 30, 2020	September 30, 2019
Net loss attributable to common stockholders	$(205,784)	$(554,953)
Adjustments for FFO attributable to common interests in Operating Company and common stockholders:
Net loss attributable to noncontrolling common interests in Operating Company	(22,651)	(53,560)
Real estate depreciation and amortization	162,705	116,615
Impairment of real estate	142,767	177,900
Loss (gain) from sales of real estate	(12,332)	(12,928)
Less: Adjustments attributable to noncontrolling interests in investment entities	(146,905)	(67,498)
FFO attributable to common interests in Operating Company and common stockholders	(82,200)	(394,424)

Additional adjustments for Core FFO attributable to common interests in Operating Company and common stockholders:
Gains and losses from sales of depreciable real estate within the Other segment, net of depreciation, amortization and impairment previously adjusted for FFO(1)	(10,529)	(39,959)
Gains and losses from sales of investment management businesses and impairment write-downs associated investment management	7,546	387,000
CLNC Core Earnings and NRE Cash Available for Distribution adjustments (2)	(27,256)	5,063
Equity-based compensation expense	8,380	11,590
Straight-line rent revenue and expense	(6,282)	(466)
Amortization of acquired above- and below-market lease values, net	(1,376)	(3,569)
Amortization of deferred financing costs and debt premiums and discounts	4,382	16,158
Unrealized fair value (gains) losses on interest rate and foreign currency hedges, and foreign currency remeasurements	1,952	93,322
Acquisition and merger-related transaction costs	7,963	101
Restructuring and merger integration costs (3)	6,839	18,592
Amortization and impairment of investment management intangibles	8,849	65,158
Non-real estate fixed asset depreciation, amortization and impairment	3,873	1,588
Gain on consolidation of equity method investment	—	(51,400)
Tax effect of Core FFO adjustments, net	(5,410)	(5,500)
Less: Adjustments attributable to noncontrolling interests in investment entities	6,572	(1,653)
Core FFO attributable to common interests in Operating Company and common stockholders	$(76,697)	$101,601
Less: Core FFO (gains) losses	81,479	4,429
Core FFO ex-gains/losses attributable to common interests in Operating Company and common stockholders	$4,782	$106,030

Core FFO per common share / common OP unit (4)	$(0.14)	$0.19
Core FFO per common share / common OP unit—diluted (4)(5)(6)	$(0.14)	$0.19
Core FFO ex-gains/losses per common share / common OP unit (4)	$0.01	$0.20
Core FFO ex-gains/losses per common share / common OP unit—diluted (4)(5)(6)	$0.01	$0.20
Weighted average number of common OP units outstanding used for Core FFO and Core FFO ex-gains/losses per common share and OP unit (4)	536,516	534,772
Weighted average number of common OP units outstanding used for Core FFO and Core FFO ex-gains/losses per common share and OP unit-diluted (4)(5)(6)	536,516	562,709
__________
(1)     For the three months ended September 30, 2020 and September 30, 2019, net of $23.7 million consolidated or $8.9 million CLNY OP share and $47.4 million consolidated or $41.8 million CLNY OP share, respectively, of depreciation, amortization and impairment charges previously adjusted to calculate FFO.
(2)     Represents adjustments to align the Company’s Core FFO with CLNC’s definition of Core Portfolio Core Earnings and NRE's definition of Cash Available for Distribution (“CAD”) to reflect the Company’s percentage interest in the respective company's earnings.
(3)     Restructuring and merger integration costs primarily represent costs and charges incurred as a result of corporate restructuring and reorganization to implement the digital evolution. These costs and charges include severance, retention, relocation, transition, shareholder settlement and other related restructuring costs, which are not reflective of the Company’s core operating performance and the Company does not expect to incur these costs subsequent to the completion of the digital evolution.
(4)    Calculated based on weighted average shares outstanding including participating securities and assuming the exchange of all common OP units outstanding for common shares.
(5)     For the three months ended September 30, 2020 excluded from the calculation of diluted Core FFO per share is the effect of adding back interest expense associated with convertible senior notes and weighted average dilutive common share equivalents for the assumed conversion of the convertible senior notes as the effect of including such interest expense and common share equivalents would be antidilutive; and weighted average performance stock units, which are subject to both a service condition and market condition.
(6)     For the three months ended September 30, 2019, included in the calculation of diluted Core FFO per share is the effect of adding back $4.4 million of interest expense associated with convertible senior notes and 25.4 million of weighted average dilutive common share equivalents for the assumed conversion of the convertible senior notes; and are 2,451,400 weighted average performance stock units, which are subject to both a service condition and market condition, and 67,300 weighted average shares of non-participating restricted stock.

COLONY CAPTITAL, INC.
RECONCILIATION OF WELLNESS INFRASTRUCTURE NET INCOME (LOSS) TO NOI
The following tables present: (1) a reconciliation of property and other related revenues less property operating expenses for properties to NOI and (2) a reconciliation of net income (loss) for the three months ended September 30, 2020 to NOI:

(In thousands)	Three Months Ended September 30, 2020
Total revenues	$124,193
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(5,079)
Interest income	(2)
Property operating expenses (1)	(57,459)
NOI	$61,653
_________
(1)    Property operating expenses include property management fees paid to third parties.

(In thousands)	Three Months Ended September 30, 2020
Net income (loss)	$(6,969)
Adjustments:
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(5,079)
Interest income	(2)
Interest expense	32,310
Transaction, investment and servicing costs	1,031
Depreciation and amortization	31,961
Impairment loss	2,451
Compensation and administrative expense	4,104
Gain on sale of real estate	(186)
Other (gain) loss, net	(3,836)
Income tax (benefit) expense	5,868
NOI	$61,653

RECONCILIATION OF NET INCOME (LOSS) TO DIGITAL INVESTMENT MANAGEMENT FRE

(In thousands)	Three Months Ended September 30, 2020
Digital Investment Management Net income (loss)	3,539
Adjustments:
Interest income	(2)
Depreciation and amortization	10,259
Compensation expense—equity-based	1,101
Administrative expenses—straight-line rent	14
Equity method (earnings) losses	(6,134)
Other (gain) loss, net	(32)
Income tax (benefit) expense	144
FRE	$8,889

RECONCILIATION OF NET INCOME (LOSS) TO DIGITAL OPERATING ADJUSTED EBITDA
The following tables present: (1) a reconciliation of property and other related revenues less property operating expenses to Adjusted EBITDA and (2) a reconciliation of net income (loss) for the three months ended September 30, 2020 to Adjusted EBITDA:

(In thousands)	Three Months Ended September 30, 2020
Total revenues	$98,549
Property operating expenses	(37,544)
Administrative expenses	(2,895)
Compensation expense	(8,697)
Transaction, investment and servicing costs	(2,242)
EBITDAre:	47,171

Straight-line rent expenses and amortization of above- and below-market lease intangibles	(2,106)
Compensation expense—equity-based	148
Installation services	(65)
Restructuring & integration costs	470
Transaction, investment and servicing costs	(50)
Adjusted EBITDA:	$45,568

(In thousands)	Three Months Ended September 30, 2020
Net income (loss) from continuing operations (Digital Operating)	$(38,479)
Adjustments:
Interest expense	18,589
Income tax (benefit) expense	(6,091)
Depreciation and amortization	73,107
Other (gain) loss	45
EBITDAre:	47,171

Straight-line rent expenses and amortization of above- and below-market lease intangibles	(2,106)
Compensation expense—equity-based	148
Installation services	(65)
Restructuring & integration costs	470
Transaction, investment and servicing costs	(50)
Adjusted EBITDA:	$45,568

The following table summarizes third quarter 2020 net income (loss) from continuing operations by segment:

(In thousands)	Net Income (Loss) from Continuing Operations
Digital Investment Management	$3,539
Digital Operating	(38,479)
Digital Other	6,757
Wellness Infrastructure	(6,969)
Other	(101,128)
Amounts Not Allocated to Segments	(47,936)
Total Consolidated	$(184,216)

The following table presents third quarter 2019 net income (loss) and Core Funds From Operations by segment:

	OP pro rata share by segment						CLNY consolidated as reported
($ in thousands; For the Three Months Ended September 30 ,2020; and Unaudited)	Digital IM	Digital Other	Wellness Infrastructure	Other	Discontinued Operations	Amounts not allocated to segments
Net income (loss) attributable to common stockholders	$38,160	$(229)	$(84,222)	$(329,516)	$(18,040)	$(161,106)	$(554,953)
Net income (loss) attributable to noncontrolling common interests in Operating Company	3,681	(22)	(8,142)	(31,808)	(1,817)	(15,452)	(53,560)
Net income (loss) attributable to common interests in Operating Company and common stockholders	41,841	(251)	(92,364)	(361,324)	(19,857)	(176,558)	(608,513)

Adjustments for FFO:
Real estate depreciation and amortization	29	—	38,998	23,197	54,391	—	116,615
Impairment of real estate	—	—	92,885	53,146	31,869	—	177,900
Gain from sales of real estate	—	—	(833)	(7,417)	(4,678)	—	(12,928)
Less: Adjustments attributable to noncontrolling interests in investment entities	—	—	(29,890)	(24,005)	(13,603)	—	(67,498)
FFO	$41,870	$(251)	$8,796	$(316,403)	$48,122	$(176,558)	$(394,424)

Additional adjustments for Core FFO:
Gains and losses from sales of depreciable real estate within the Other segment, net of depreciation, amortization and impairment previously adjusted for FFO	—	—	—	(39,962)	3	—	(39,959)
Gains and losses from sales of investment management businesses and impairment write-downs associated investment management	—	—	—	387,000	—	—	387,000
CLNC Core Earnings and NRE CAD adjustments	—	—	—	5,063	—	—	5,063
Equity-based compensation expense	—	—	907	4,557	1,002	5,124	11,590
Straight-line rent revenue and expense	38	—	3,524	(821)	(3,100)	(107)	(466)
Amortization of acquired above- and below-market lease values, net	—	—	(2,289)	(201)	(1,079)	—	(3,569)
Amortization of deferred financing costs and debt premiums and discounts	—	35	3,421	2,623	8,339	1,740	16,158
Unrealized fair value losses on interest rate and foreign currency hedges, and foreign currency remeasurements	—	—	2,580	(745)	—	91,487	93,322
Acquisition and merger-related transaction costs	—	—	—	101	—	—	101
Restructuring and merger integration costs	—	—	—	13,349	1,021	4,222	18,592
Amortization and impairment of investment management intangibles	4,711	—	—	60,447	—	—	65,158
Non-real estate fixed asset depreciation, amortization and impairment	27	—	—	34	24	1,503	1,588
Gain on consolidation of equity method investment	(51,400)	—	—	—	—	—	(51,400)
Tax effect of Core FFO adjustments, net	11,822	—	—	(16,120)	(234)	(968)	(5,500)
Less: Adjustments attributable to noncontrolling interests in investment entities	—	—	(2,138)	104	381	—	(1,653)
Core FFO	$7,068	$(216)	$14,801	$99,026	$54,479	$(73,557)	$101,601